AMENDMENT NO. 6 AND WAIVER

This AMENDMENT NO. 6 AND WAIVER (this "Amendment"), dated as of August 13, 2001 is by and among (a) PCD Inc. (the "Borrower") (b) the Guarantors listed on the signature pages hereto (the "Guarantors" and together with the Borrower, the "Obligors"), (c) Fleet National Bank as Agent (in such capacity, the "Agent"), and (d) the other lending institutions listed on the signature pages hereto (collectively, the "Lenders"). Capitalized terms which are used herein without definition and which are defined in the Loan Agreement referred to below shall have the same meanings herein as in the Loan Agreement.

WHEREAS, the Borrower, the Lenders, and the Agent are parties to that certain Loan Agreement, dated as of December 26, 1997 (as amended, the "Loan Agreement"), pursuant to which the Agent, and the Lenders, upon certain terms and conditions, have agreed to make loans and otherwise extend credit to the Borrower;

WHEREAS, the Guarantors have previously guaranteed the Obligations of the Borrower under the Loan Agreement and the other Financing Documents pursuant to separate Limited and Unlimited Guaranties.

WHEREAS, pursuant to Section 5.1.10 of the Loan Agreement, the Borrower has agreed, among other things, that it will maintain a Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the period ending June 30, 2001. The Borrower has informed the Lenders that the Fixed Charge Coverage Ratio for such period was 0.86:1.00, and thus the Borrower was not in compliance with the terms of Section 5.1.10 of the Loan Agreement for such period (such non-compliance is referred to herein, as the "Specified Non-Compliance");

WHEREAS, the Obligors have requested that the Lenders and the Agent waive the Specified Non-Compliance solely for the period stated above and amend certain of the terms and provisions of the Loan Agreement and the other Financing Documents as set forth herein; and

WHEREAS, the Lenders and the Agent have agreed, subject to the satisfaction of the conditions precedent set forth herein, to waive the Specified Non-Compliance solely for the period stated above and to so amend the Loan Agreement and the other Financing Documents as set forth herein.

NOW, THEREFORE, the Obligors, the Lenders and the Agent hereby agree as follows:

1. Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof and in consideration of and reliance upon the agreements of the Obligors set forth herein, each of the Lenders agrees to waive the Specified Non-Compliance for the period ending June 30, 2001, provided that the Fixed Charge Coverage Ratio for such period was not less than 0.86:1.00.

2. Amendments to the Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Loan Agreement is hereby amended as follows:

2.1. Definitions.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the first paragraph and the table in the definition of "Applicable Margin" contained therein and substituting in lieu thereof the following new text:

"Applicable Margin" means, with respect to any Libor Loan or Prime Rate Loan, the rate per annum from time to time corresponding in the table below to the ratio of (a) total Senior Debt on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA set forth, such ratio to be measured at the end of the most recent fiscal quarter of the Borrower and as set forth in the financial statements for the Borrower delivered to the Lenders pursuant to Section 5.3.3.

Ratio of Senior Debt to EBITDA	Applicable Margin Libor Loan	Applicable Margin Prime Rate Loan
Greater than or equal to 4.00:1	3.50%	2.25%
Greater than or equal to 3.00:1 and Less than 4.00:1	3.00%	1.75%
Greater than or equal to 2.00:1 and Less than 3.00:1	2.50%	1.25%
Greater than or equal to 1.00:1 and Less than 2.00:1	2.00%	0.75%
Less than 1.00:1	1.50%	0.25%

(b) The Loan Agreement is hereby amended by adding the following new definition in the correct alphabetical order:

"Amendment No. 6 means the Amendment No. 6 and Waiver dated as of August 13, 2001 among the Borrower, the Guarantors, the Lenders and the Agent."

(c) The Loan Agreement is hereby amended by deleting the definition of "EBITDA" in its entirety and substituting in lieu thereof the following new definition:

"EBITDA means for any fiscal period, Net Income (without taking into account (i) any non-cash, non-recurring charges taken by the Borrower on or before December 31, 1997 on account of in-process research and development) plus, to the extent deducted from the calculation of Net Income, Interest Expense, taxes, depreciation and amortization, for such period determined on an accrual and consolidated basis in accordance with GAAP plus for any measurement period including 2001 fiscal year results, to the extent deducted from the calculation of Net Income for such measurement period, all non-cash restructuring charges and up to $700,000 in cash restructuring charges incurred by the Borrower in the 2001 fiscal year."

(d) The Loan Agreement is hereby amended by deleting the definition of "Fixed Charge Coverage Ratio" and substituting in lieu thereof the following:

"Fixed Charge Coverage Ratio means with respect to any fiscal quarter of the Borrower, the ratio of (i) EBITDA minus all Capital Expenditures permitted to be made under Section 5.2.17 and paid during such quarter, and taxes payable during such quarter to (ii) Total Debt Service."

(e) The Loan Agreement is hereby amended by adding the following new definition in the correct alphabetical order:

"Maximum Revolving Credit Availability Amount means $15,000,000; provided that, if after August 10, 2001 and on or before November 11, 2001, the Borrower, the Lenders and the Agent enter into an overall restructuring of the credit facilities evidenced by the Financing Documents pursuant to an amendment or modification to or restatement thereof reflecting the Projections delivered pursuant to Section 5.1.25 and which has been approved by all of the Lenders, Maximum Revolving Credit Availability Amount shall mean $16,000,000 (it being understood that any change to this definition shall not be construed as a change to the Commitment as described in Section 9.5(ii)). Nothing contained herein shall create any obligation on the part of the Agent or the Lenders to agree to any restructuring of, amendment to, restatement of, or modification or waiver of the credit facilities evidenced by the Financing Documents."

(f) The definition of "Obligations" contained in Section 1.1 of the Loan Agreement is hereby amended by adding the following new text immediately before the period at the end of such definition:

"and all amounts owed by the Borrower or any of its Subsidiaries in connection with interest rate hedging arrangements, currency hedging arrangements, or cash management services and arrangements provided by the Agent or any Lender to or for the account of the Borrower or its Subsidiaries"

(g) The definition of "Revolving Credit Loan Commitment" set forth in Section 1.1 of the Loan Agreement is hereby amended by deleting the amount "$20,000,000" set forth therein and substituting in lieu thereof the amount "$17,500,000".

2.2. Revolving Credit Availability. Section 2.1.0 of the Loan Agreement is hereby amended by adding the following text at the end of the first paragraph:

"In addition, and notwithstanding anything to the contrary set forth herein, from and after August 13, 2001 no Lender shall have any obligation to make any Revolving Credit Loan, and the Agent shall have no obligation to issue, renew or extend any Letter of Credit if, after giving effect to such Advance or the issuance of such Letter of Credit, the sum of (i) the aggregate principal amount of all Revolving Credit Loans outstanding plus (ii) the aggregate amount of all Letters of Credit outstanding and all unreimbursed amounts in respect of Letters of Credit would exceed, in the aggregate, the Maximum Revolving Credit Availability Amount at such time. The Borrower agrees that (i) the limitation contained in the preceding sentence will, from August 13, 2001, prevail over any other provision of this Loan Agreement which would otherwise permit a greater aggregate amount of Loans and/or Letters of Credit to be outstanding hereunder and (ii) if and to the extent that the limitation contained in the preceding sentence is, for any reason, exceeded, the Borrower shall immediately repay outstanding Loans in an amount sufficient to cause such limitation to not be exceeded."

2.3. Term Loan Repayment. The Loan Agreement is hereby amended by deleting Section 2.1.1 and substituting in lieu thereof the following:

"Section 2.1.1. Term Loan. Borrower shall pay on each date set forth below, the amount of the Term Loan set forth immediately opposite such dates below:

Repayment Dates	Quarterly Payment Amount
September 30, 2001	$0
December 31, 2001	$150,000
March 31, 2002	$250,000
June 30, 2002	$250,000
September 30, 2002 and December 31, 2002	$2,400,000
March 31, 2003, June 30, 2003 and September 30, 2003	$2,500,000
Term Loan Repayment Date	Then Remaining Outstanding Balance of the Term Loan

The principal amount of the Term Loan so repaid may not be reborrowed."

2.4. Interest. Section 2.2.1 of the Loan Agreement is hereby amended by deleting the third sentence thereof and substituting in lieu thereof the following:

"The Borrower shall pay such interest to the Agent for the pro rata account of each Lender in arrears on the Loans (including without limitation Libor Loans) outstanding from time to time after the Closing Date, such payments to be made on the last Business Day of each month commencing on August 31, 2001."

2.5. Payments. Section 2.5.1 of the Loan Agreement is hereby amended by deleting the third sentence in its entirety.

2.6. Mandatory Prepayments. The Loan Agreement is hereby amended by deleting Section 2.6.1.2 and substituting in lieu thereof the following:

"Section 2.6.1.2

(a) On or before the 30th day after the end of each fiscal quarter commencing with the fiscal quarter ending September 30, 2001, the Borrower shall prepay to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares an amount of the outstanding principal balances of the Term Loan equal to 40% of the amount, if any, of Excess Cash Flow for such fiscal quarter. Such prepayments shall be in addition to any and all other mandatory and voluntary prepayments required or permitted hereunder and shall be applied to the principal installments of the Term Loan in accordance with Section 2.6.1.6.

(b) On or before the 90th day after the end of each fiscal year, commencing with the fiscal year ending on December 31, 1998, the Borrower shall prepay to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares an amount of the outstanding principal balances of the Term Loan equal to 50% of the amount, if any, of Excess Cash Flow for such fiscal year; provided however, there shall be credited to the amounts owing pursuant to this Section 2.6.1.2(b) payments previously made pursuant to Section 2.6.1.2(a). Such prepayments shall be in addition to any and all other mandatory and voluntary prepayments required or permitted hereunder and shall be applied to the principal installments of the Term Loan in accordance with Section 2.6.1.6. Nothing in this clause (b) shall create an obligation for the Agent or the Lenders to repay any amounts paid under clause (a) herein. Any amounts prepaid pursuant to this Section 2.6.1.2 may not be reborrowed and shall constitute permanent reductions of the Term Loan.

2.7. Reporting Requirements.

(a) The Loan Agreement is hereby amended by deleting Section 5.3.3(A) in its entirety and substituting in lieu thereof the following:

"Section 5.3.3 (A). As soon as practicable at the end of each month during the term hereof and in any event within 30 days thereafter; consolidated balance sheets (such balance sheets to identify the then outstanding principal amount of the Revolving Credit Loans, the face amount of any Letters of Credit, and the then outstanding principal amount of the Term Loan) of the Borrower and its Subsidiaries as of the end of such period and the related statements of income (such income statements to identify sales by product segment, include a line item reporting EBITDA, and to set forth each line item as a percentage of sales) and cash flows and shareholders' equity of the Borrower and any Subsidiaries, subject to changes resulting from year-end adjustments, together with (i) a comparison to the same such period in the immediately prior fiscal year, and (ii) a comparison to the Budget or Projections (as defined in Section 5.1.25), as applicable, for such period, such balance sheets and statements to be prepared and certified by an Authorized Representative in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form reasonably satisfactory to the Agent."

(b) The Loan Agreement is hereby amended by adding the following new Section 5.3.3(B) in the correct numerical location:

"Section 5.3.3(B) On a biweekly basis, a rolling forecast of the cash flows of the Borrower and its Subsidiaries for the thirteen (13) week period commencing at the beginning of such week; together with a comparison to forecast results previously delivered to the Agent and the Lenders, such forecast to be in form and substance acceptable to the Agent and the Lenders."

(c) The Loan Agreement is further amended by adding the following new Section 5.3.3(C) thereto in the correct numerical location:

"Section 5.3.3(C) On a biweekly basis, a report detailing the current backlog of product shipments for the Borrower and its Subsidiaries."

2.8. Fixed Charge Coverage Ratio. The Loan Agreement is hereby amended by deleting Section 5.1.10 and substituting in lieu thereof the following:

"Section 5.1.10. Minimum Fixed Charge Coverage Ratio. Maintain at the end of each fiscal quarter of the Borrower in each period set forth below a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period; such Fixed Charge Coverage Ratio to be determined (a) with respect to each fiscal quarter ending during the 2002 fiscal year, for the fiscal quarter then ending and (b) with respect to all other fiscal quarters, for the period of four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Quarter(s) Ending	Minimum Ratio
9/30/01	.40:1
3/31/02	1.05:1
6/30/02 and thereafter	1.15:1"

2.9. Minimum Quick Ratio. Section 5.1.11 of the Loan Agreement is hereby amended by deleting the table therein and substituting the following in lieu thereof:

"Borrower Fiscal Quarter(s) Ending	Minimum Ratio
6/30/01 through 6/30/02	1.20:1
9/30/02 and thereafter	2.00:1"

2.10. Maximum Total Indebtedness for Borrowed Money to EBITDA. The Loan Agreement is hereby amended by deleting Section 5.1.12(A) and substituting in lieu thereof the following:

"Section 5.1.12(A). Maximum Ratio of Total Indebtedness for Borrowed Money to EBITDA. Maintain at the end of each fiscal quarter of the Borrower in each period set forth below a ratio of (i) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter to (ii) EBITDA of not greater than the ratio set forth below for such period. For purposes of calculating such ratio, (a) with respect to each fiscal quarter ending during the 2002 fiscal year, EBITDA shall be calculated for the fiscal quarter then ending multiplied by 4 and (b) with respect to all other fiscal quarters, EBITDA shall be calculated for the period of four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Quarter(s) Ending	Maximum Ratio
6/30/01	3.00:1
9/30/01	4.00:1
12/31/01	6.50:1
3/31/02	4.80:1
6/30/02	3.70:1
9/30/02 and thereafter	3.00:1"

2.11. Minimum Interest Coverage Ratio. The Loan Agreement is hereby amended by deleting Section 5.1.24 in its entirety and substituting in lieu thereof the following:

"Section 5.1.24. Minimum Interest Coverage Ratio. Maintain at the end of each fiscal quarter of the Borrower in each period set forth below a ratio of (i) EBITDA to (ii) Interest Expense of not less than the ratio set forth below opposite such period; such Interest Coverage Ratio to be determined (a) with respect to each fiscal quarter ending during the 2002 fiscal year, for the fiscal quarter then ending and (b) with respect to all other fiscal quarters, for the period of four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Quarter(s) Ending	Minimum Ratio
6/30/01	3.25:1
9/30/01	2.65:1
12/31/01	1.50:1
3/31/02	2.05:1
6/30/02	2.2:1
9/30/02	3.50:1
12/31/02, 3/31/03 and 6/30/03	3.75:1
12/31/03	4.00:1

2.12. Minimum EBITDA. The Loan Agreement is hereby amended by deleting Section 5.1.10(A) in its entirety and substituting in lieu thereof the following:

"Section 5.1.10(A). Minimum EBITDA. Maintain for each fiscal quarter of the Borrower set forth below EBITDA of not less than the amount set forth below opposite the fiscal quarter in question.

Borrower Fiscal Quarter ending on	Minimum EBITDA
9/30/01	$(250,000)
12/31/01	$1,300,000
3/31/02	$1,900,000
6/30/02	$2,450,000

2.13. Capital Expenditures.

(a) Section 5.2.17 of the Loan Agreement is hereby amended by deleting clauses (iv) and (v) thereof and substituting in lieu thereof the following:

"(iv) during 2001, in excess of $3,800,000 (should the Borrower and its Subsidiaries incur Capital Expenditures in an aggregate amount less than $3,800,000 during 2001, no amounts will be credited towards amounts permitted in clause (v) herein); (v) during the first two Borrower fiscal quarters of 2002 in excess of $2,250,000; and during the second two Borrower fiscal quarters of 2002 in excess of $2,250,000,"

2.14. Business Plan. The Loan Agreement is hereby amended by adding the following new Section 5.1.25 in the correct numerical location:

"Section 5.1.25 Business Plan. The Borrower shall, not later than September 10, 2001, deliver to the Agent and the Lenders (a) an updated business plan for the Borrower and its Subsidiaries for the 2001 and 2002 fiscal years (the "Projections") and (b) a written report prepared by Argus Management, setting forth their determination that the Projections are a reasonable estimate of the Borrower's operating performance for such periods, the basis for such determination, as well as recommendations to improve the Borrower's and its Subsidiaries' operating performance and cash flow. The Projections shall (i) reflect modifications to the Borrower's and its Subsidiaries' operations as shall have been recommended by Argus Management; (ii) project operating performance for the Borrower which shall be based on reasonable assumptions; (iii) demonstrate a reasonable likelihood that the Borrower and its Subsidiaries, on a consolidated basis, shall achieve, for each of the fiscal quarters ending September 30, 2002 and December 31, 2002, a minimum quarterly EBITDA of not less than $4,000,000; (iv) reflect the Borrower's ability to meet liquidity needs for the 2001 and 2002 fiscal year without requiring an increase in Maximum Revolving Credit Availability Amount; and (v) be in all other respects satisfactory to the Majority Lenders. Argus Management shall report its findings directly to the Lenders and the Agent and respond directly to inquiries from the Lenders and the Agent."

2.15. Cash Management Systems. The Loan Agreement is hereby amended by adding the following new Section 5.1.26 in the correct numerical location:

"Section 5.1.26 Cash Management Systems. The Borrower will maintain lockbox accounts with the Agent into which (i) all accounts receivable of the Borrower and its Subsidiaries which are payable to offices of the Borrower or its Subsidiaries located in the United States of America and (ii) all other proceeds of Collateral (as that term is defined in the Security Documents) are directed and applied to the repayment of the Obligations."

2.16. Events of Default. Section 6.1.6 of the Loan Agreement is hereby amended by adding the text ", 5.1.24, 5.1.25," immediately following the text "Sections 5.1.10 through 5.1.13".

2.17. Appointment of Agent. The Loan Agreement is hereby amended by adding the following text to the beginning of Section 8.2.3: "Notwithstanding anything to the contrary in this Loan Agreement:".

2.18. Notices, Etc.

(a) Section 9.6 of the Loan Agreement is hereby amended by deleting the third and fourth notice addresses specified therein and substituting in lieu thereof the following new notices addresses:

     Fleet National Bank
     100 Federal Street
     Mail Stop: MADE10006A
     Boston, MA 02110
     Attention: Corinne Barrett
     Telephone: 617-434-0946
     Telecopier: 617-434-4775

     Bingham Dana LLP
     150 Federal Street
     Boston, MA 02110
     Attention: Jonathan K. Bernstein, Esq.
     Telephone: 617-951-8630
     Telecopier: 617-951-8736

(b) Section 9.7 of the Loan Agreement is hereby amended by deleting the text "Messrs. Hinckley, Allen & Snyder" in the second line and substituting in lieu thereof "Bingham Dana LLP."

3. Affirmation and Agreements of the Borrower.

(a) Each of the Obligors hereby affirms its absolute and unconditional promise to perform and pay to each Lender and the Agent the Obligations under the Notes, the Loan Agreement as amended hereby, and the other Financing Documents to which it is a party at the times and in the amounts provided for therein.

(b) This Amendment shall constitute a Financing Document and (i) any failure of any Obligor to comply with any of the provisions of this Amendment and/or (ii) the failure of any representation or warranty contained herein to be true and correct in all material respects shall constitute a Default and an immediate Event of Default under the Loan Agreement.

(c) In order to induce the Agent and the Lenders to enter into this Amendment, the Obligors acknowledge and agree that: (i) they do not have any claim or cause of action against the Agent or any of the Lenders (or any of their respective directors, officers, employees or agents); (ii) they do not have any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent and the Lenders; and (iii) each of the Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Obligors. The Obligors wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's or any Lenders' rights, interests, contracts, collateral security or remedies. Therefore, the Obligors unconditionally release, waive and forever discharge (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of either of the Agent or any of the Lenders to the Obligors, except the obligations to be performed by the Agent and the Lenders as expressly stated in this Amendment and the other Financing Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Obligors might otherwise have against the Agent or any of the Lenders or any of their directors, officers, employees or agents, in either case (A) or (B), on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever arising or occurring on or prior to the date of this Agreement. Except as prohibited by law, each of the Obligors hereby waives any right it may have to claim or recover in any litigation involving the Agent or any of the Lenders, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Obligors (i) certifies that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Lenders have been induced to enter into this Amendment, by, among other things, the waivers and certifications contained herein. The waivers, releases, and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur on or after the date hereof.

(d) Each of the Obligors agrees to execute any documents, certificates and take any other actions reasonably required by the Agent with respect to the Collateral (as that term is defined in the Security Documents); including, but not limited to, UCC Financing Statements, landlord waivers, lessor agreements and security agreements.

(e) The Borrower and its Subsidiaries shall at the request of the Agent prepare and execute any and all documents, instruments and agreements the Agent shall reasonably require to obtain directly from the Internal Revenue Service, or any state, county or other applicable revenue authority, for the benefit of the Lenders, any tax refunds of the Borrower and its Subsidiaries.

(f) Each of the Obligors hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any financing statements and amendments thereto that (a) indicate the Collateral (i) is all assets of the Obligors or words of similar effect, regardless of whether any particular asset comprised in the Collateral (as that term is defined in the Security Documents) falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Obligor is an organization, the type of organization and any organizational identification number issued to the Obligor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral (as that term is defined in the Security Documents) as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral (as that term is defined in the Security Documents) relates. Each of the Obligors agrees to furnish any such information to the Agent promptly upon the Agent's request. Each of the Obligors also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(g) The Borrower agrees to pay to the Agent for the pro rata accounts of each of the Lenders $500,000 (the "Amendment Fee") which shall be deemed to be earned in full on the Amendment No. 6 Effective Date (as defined below), and shall be due and payable as follows (i) $100,000 on the Amendment No. 6 Effective Date (the "Effective Date Installment"); (ii) $100,000 on December 31, 2001 (the "December Installment"); (iii) $100,000 on March 31, 2002 ("the March Installment"); and (iv) $200,000 on June 30, 2002 (the "June Installment"); provided that, on the earliest to occur of (A) the Borrower entering into a refinancing of the Term Loan and the Revolving Credit Loans,(B) a sale of all or the majority of the stock or all or substantially all of the assets of the Borrower, and (C) an Event of Default all amounts due and unpaid under clauses (ii), (iii) and (iv) shall be then due and payable. In addition, any tax refund received by the Borrower or any of its Subsidiaries shall, immediately upon receipt, be applied to the Amendment Fee installments to the extent then unpaid in the inverse order beginning with the June Installment. This Section 3(g) shall be a covenant under the Loan Agreement and failure to comply herewith shall be an immediate Event of Default under the Loan Agreement.

4. Representations and Warranties. Each of the Obligors represents and warrants to the Lenders and the Administrative Agent as follows:

(a) Representations and Warranties in Loan Agreement and the Other Financing Documents. The representations and warranties of each of the Obligors contained in the Loan Agreement and the other Financing Documents, as amended hereby, (i) were true and correct in all material respects when made, and (ii) continue to be true and correct in all material respects on the date hereof, except to the extent such representations and warranties by their terms are made solely as of a prior date.

(b) Authority, Etc. The execution and delivery by each of the Obligors of this Amendment and the performance by the Obligors of all of their agreements and obligations under this Amendment and the Loan Agreement and the other Financing Documents as amended hereby (i) are within the corporate authority of each of the Obligors, (ii) have been duly authorized by all necessary corporate proceedings or actions, by each of the Obligors, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Obligors is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Obligors, and (iv) do not conflict with any provision of the corporate charter, by-laws, or any agreement or other instrument binding upon, any of the Obligors.

(c) Enforceability of Obligations. This Amendment, and the Loan Agreement as amended hereby, and the other Financing Documents constitute the legal, valid and binding obligations of the Obligors enforceable against each such Person in accordance with their respective terms.

(d) Perfection of Security Interest. Each of the Obligors hereby represents, warrants and affirms the first priority perfected security interest of the Agent, for the benefit of the Lenders and the Agent, in Collateral (as that term is defined in the Security Documents), subject to Permitted Encumbrances entitled to priority under applicable law.

5. Conditions to Effectiveness. This Amendment shall be effective as of the date hereof (the "Amendment No. 6 Effective Date") upon the satisfaction of the following conditions precedent by 5:00 p.m. (Boston time) on a date (such date being referred to herein as the "Effective Date") occurring not later than August 13, 2001:

(a) Receipt by the Agent of an original counterpart signature to this Amendment, duly executed and delivered by the Borrower, the Guarantors, each of the Lenders and the Agent.

(b) Receipt by the Agent of (i) evidence of proper corporate authorization by each of the Obligors of this Amendment, and (ii) a legal opinion of Hill & Barlow, counsel to the Borrower and those Obligors which are organized in the Commonwealth of Massachusetts or the State of Delaware, on such corporate authorization by the Borrower and such Guarantors of this Amendment, the enforceability thereof and such other matters as the Agent may request.

(c) Receipt by the Agent of a list, which the Borrower hereby certifies to be true and correct in all material respects, of all bank, investment and other accounts maintained by the Borrower and its Subsidiaries.

(d) Receipt by the Agent of the Effective Date Installment of the Amendment Fee.

(e) Receipt by the Administrative Agent and each Lender of payment by the Borrower of the fees and expenses of the Agent and such Lender incurred in connection with this Amendment and the review, analysis, and administration of the credit facilities of the Borrower and its Subsidiaries and presented through the date hereof, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.

6. Indemnification; Expenses. Each of the Obligors hereby agrees to indemnify the Agent and its affiliates and to hold the Agent and its affiliates harmless from and against any loss, cost or expense incurred or sustained by the Agent or such affiliate in providing any payroll, funds transfer and other cash management services to the Borrower and its Subsidiaries. The parties hereto further hereby agree that such indemnification obligations shall be Obligations. Without limiting the generality of Section 9.7 of the Loan Agreement, the Borrower agrees to pay to the Agent and each Lender the fees and expenses of the Agent and such Lender incurred in connection with this Amendment and the review, analysis, and administration of the credit facilities of the Borrower and its Subsidiaries, including, without limitation, the reasonable fees and expenses of counsel to the Agent, and the each of the Obligors authorizes the Agent and each of the Lenders to debit any account maintained by a Borrower with such Lender for any fees, expenses, or other amounts due and payable by such Borrower hereunder, under the Loan Agreement or any of the other Financing Documents.

7. Miscellaneous Provisions.

(a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement and the other Financing Documents shall remain the same. It is declared and agreed by each of the parties hereto that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Loan Agreement shall be read and construed as one instrument.

(b) The participation by either the Agent or any of the Lenders and/or any of their respective representatives in discussions with the Borrower, any of the Guarantors and/or their affiliates or representatives shall not impose any duty on any party to negotiate a restructuring of the Loan Agreement or to agree on any restructuring. No oral representations or statements shall constitute an agreement by any party. The Loan Agreement can only be amended in a duly signed and authorized writing. The Obligors and their affiliates shall not be entitled to rely on statements or representations of the Agent, any Lender or their representatives, other than those in writing duly signed and authorized.

(c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

(d) This Amendment may be executed in any number of counterparts (which may be delivered via telecopier), but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

(e) Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BORROWER:
PCD INC.

By: /s/ John L. Dwight, Jr.
      Name: John L. Dwight, Jr.
      Title: Chairman

AGENT:
FLEET NATIONAL BANK, as Agent

By: /s/ Corinne M. Barrett
     Name: Corinne M. Barrett
     Title: Sr. Vice President

LENDERS:
FLEET NATIONAL BANK

By: /s/ Corinne M. Barrett
     Name: Corinne M. Barrett
     Title: Sr. Vice President

CITIZENS BANK OF MASSACHUSETTS

By: /s/ Lawrence E. Jacobs
     Name: Lawrence E. Jacobs
     Title: Vice President

IMPERIAL BANK

By: /s/ Charles R. Bowman
     Name: Charles R. Bowman
     Title: Vice President

EASTERN BANK

By: /s/ Peter C. Scapicchio
     Name: Peter C. Scapicchio
     Title: Assistant Vice President

IBJ WHITEHALL BANK & TRUST COMPANY

By: /s/ Peter G. Mace
     Name: Peter G. Mace
     Title: Senior Managing Director

FIRST UNION NATIONAL BANK

By: /s/ Anne D. Brehony
     Name: Anne D. Brehony
     Title: Director

FIRST SOURCE LOAN OBLIGATIONS TRUST
By: FIRST SOURCE FINANCIAL, INC., its Servicer and Administrator

By: /s/ Kathi J. Inorio
     Name: Kathi J. Inorio
     Title: Sr. Vice President

GUARANTORS:
WELLS-CTI INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Chairman

WELLS INTERNATIONAL CORPORATION INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Chairman

WELLS JAPAN KABAUSHIKI KAISHA

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Director

PCD CONTROL SYSTEMS INTERCONNECT, INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: President

PCD USVI, INC.

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: President

WELLS ELECTRONICS ASIA
PTE. LIMITED

By: /s/ John L. Dwight, Jr.
     Name: John L. Dwight, Jr.
     Title: Director